Exhibit 99.1
Chart Industries Reports 2014 Fourth Quarter and Year-End Results

Cleveland, Ohio – February 24, 2015 – Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries, today reported results for the fourth quarter and year ended December 31, 2014. Highlights include:

▪	Record sales and operating income for 2014 on solid execution

▪	Strong balance sheet and liquidity to weather market uncertainty and capitalize on opportunities

▪	Robust 2014 operating cash flow of $119 million

▪	Cost reduction actions implemented in response to current energy environment

Net income for the fourth quarter of 2014 was $26.9 million, or $0.88 per diluted share. This compares with net income of $23.2 million, or $0.71 per diluted share, for the fourth quarter of 2013. Net income for the year 2014 was $81.9 million, or $2.67 per diluted share. This compares with net income of $83.2 million, or $2.60 per diluted share, for the year 2013.

Net sales for the fourth quarter of 2014 increased 7.3% to $326.1 million from $303.8 million in the comparable period a year ago. Gross profit for the fourth quarter of 2014 was $96.9 million, or 29.7% of sales, versus $93.8 million, or 30.9% of sales, in the comparable quarter of 2013.

Net sales for the year 2014 improved to $1,193.0 million, up 1.3% from 2013 net sales of $1,177.4 million. Gross profit for 2014 was $357.9 million, or 30.0% of sales, compared to $351.7 million, or 29.9% of sales, in the full year 2013.

“We delivered better than anticipated results in the quarter on improved project execution in Energy and Chemicals (“E&C”) and strong global results in our Distribution and Storage (“D&S”) industrial gas business. Those results were partially offset by declines in BioMedical respiratory therapy sales and D&S LNG sales in both the U.S. and China,” said Sam Thomas, Chart’s Chairman, President and Chief Executive Officer.

Mr. Thomas continued, “We have implemented cost reduction actions approaching $20 million and a 5% reduction in headcount. We will initiate additional actions as dynamic energy prices and the stronger U.S. dollar impact our business, without jeopardizing our ability to capitalize quickly on opportunities as demand improves. We have demonstrated an ability to execute successfully through prior business cycles. Our focus in 2015 will be to deliver on our industrial gas opportunities and leading industry positions, continue our lean initiatives, and pursue our strategic plan.”

Backlog at December 31, 2014 was $640.0 million, down 12% from the December 31, 2013 level of $728.8 million, and 15% lower than the backlog of $751.8 million at September 30, 2014. Orders received in the fourth quarter 2014 totaled $251.7 million and were down 29% sequentially, as the third quarter of 2014 included three major orders totaling in excess of $80 million. Orders and backlog were also reduced in the fourth quarter 2014 by $33.2 million to address changes in D&S China backlog. These prior orders, primarily received before 2014, were impacted by regulatory changes in China or other circumstances indicating the customers were unlikely to fulfill their obligations. As a result, reported net orders for the fourth quarter of 2014 were $218.5 million, including this $33.2 million reduction.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2014 increased $1.3 million to $50.8 million compared with the same period in 2013. The increase was largely due to higher employee-related costs. SG&A as a percent of sales was 15.6% compared with 16.3% in the prior year quarter.

Net interest expense was $4.1 million for the fourth quarter of 2014, which included $2.7 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.4 million.

Income tax expense was $9.9 million for the fourth quarter and represented an effective tax rate of 26.7% compared with $9.8 million for the prior year’s fourth quarter, or an effective tax rate of 27.5%. The full year effective tax rate for 2014 was 30.3%, which compares to 26.4% for 2013. The increase in the effective tax rate was primarily due to an increased mix of U.S. earnings, which are taxed at a higher rate, and a decrease in research and development credits.

Cash and short-term investments were $103.7 million at December 31, 2014, which compares with $140.4 million at September 30, 2014. During the quarter we paid off $66 million outstanding on the Company’s revolving credit facility providing $416 million of available liquidity.

SEGMENT HIGHLIGHTS
E&C segment sales improved 40% to $110.2 million for the fourth quarter of 2014 compared with $78.9 million for the same quarter in the prior year on additional project volume and improved project execution on LNG liquefaction and petrochemical applications. E&C gross profit margins were 30.2% in the 2014 quarter compared with 30.0% in the same quarter of 2013.

D&S segment sales declined 2% to $160.0 million for the fourth quarter of 2014 compared with $163.8 million for the same quarter in the prior year. Strong global results in industrial gas offset a decline in LNG applications compared to the prior year quarter. Industrial packaged gas sales were a strong contributor in all regions. While European results showed continued improvement in euro terms, the strong U.S. dollar negated that benefit in our reported results. D&S gross profit margin declined to an unusually low 24.7% in the quarter compared with 28.8% a year ago, driven by global sales and product mix differences as well as unfavorable currency impacts.

BioMedical segment sales declined 8% to $55.9 million for the fourth quarter of 2014 compared with $61.0 million for the same quarter in the prior year. The respiratory therapy business accounted for a majority of the shortfall as a result of issues related to currency, competitive pricing and AirSep product warranty. BioMedical gross profit margin improved to 43.1% in the quarter compared with 37.7% for the same period in 2013 as a result of $5.0 million received in the fourth quarter from an acquisition escrow settlement related to excess warranty costs for AirSep oxygen concentrators, partially offsetting higher than expected AirSep warranty expense incurred during 2014. Excluding the escrow settlement, BioMedical margins would have been 34.2% which declined from the prior year quarter due to lower respiratory volume and currency, as a significant portion of BioMedical sales are euro denominated.

OUTLOOK
We expect growth in our core industrial gas and biomedical markets in 2015. We are quoting significant LNG liquefaction and distribution opportunities, which could result in orders during late 2015 or 2016 that, if obtained, could prove to be larger than any Chart has captured in the past. However, 2015 will present significant operational performance challenges driven by lower oil prices and a stronger U.S. dollar. The full impact of oil price and currency headwinds is difficult to assess given the velocity of recent market changes and assimilation of those impacts by our customers, making order timing challenging to predict. We are executing on disciplined cost reduction actions to address these challenges.

Based on our current backlog and order expectations, net sales for 2015 are expected to be in a range of $1.05 billion to $1.2 billion and diluted earnings per share are expected to be in a range of $1.60 to $2.10 per share with earnings weighted more to the second half of the year. This is based on approximately 30.7 million weighted average shares outstanding. This excludes any restructuring costs and potential dilution impact resulting from the Convertible Notes. We currently expect that our capital expenditures for 2015 will range between $60.0 and $70.0 million, including approximately $50.0 million for our expansion in China. Additionally, we are estimating our income tax rate at 31.0% for 2015.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; changes in government energy policy or the failure of expected changes in policy to materialize; our ability to successfully manage our operational expansions; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; potential future impairment of the Company’s significant goodwill and other intangibles; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; general economic, political, business and market risks associated with the Company's international operations and transactions; variability in operating results associated with unanticipated increases in warranty returns of Company products; loss of key employees and deterioration of employee or labor relations; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; our ability to protect our intellectual property; technological security threats; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; changes in regulations governing the export of our products; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

As previously announced, the Company will discuss its fourth quarter 2014 results on a conference call on Tuesday, February 24, 2015 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 74291764. The telephone replay will be available beginning 1:30 p.m. ET, Tuesday February 24, 2015 until 11:59 p.m. ET, Tuesday, March 3, 2015.

For more information, click here:
http://ir.chartindustries.com/
Contact:

Ken Webster	or	Jim Fischman
Vice President, Chief Accounting		Director of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		jim.fischman@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Sales	$326,061	$303,767	$1,192,952	$1,177,438
Cost of sales (1)	229,167	209,945	835,098	825,715
Gross profit	96,894	93,822	357,854	351,723
Selling, general and administrative expenses	50,802	49,453	201,752	196,496
Amortization expense	4,480	4,588	17,945	19,230
Operating expenses, net	55,282	54,041	219,697	215,726
Operating income (2)	41,612	39,781	138,157	135,997
Other expenses (income):
Interest expense, net	4,111	4,164	16,631	16,275
Financing costs amortization	413	327	1,392	1,306
Foreign currency (gain) loss	(46)	(286)	970	(242)
Other expenses, net	4,478	4,205	18,993	17,339
Income before income taxes	37,134	35,576	119,164	118,658
Income tax expense	9,924	9,772	36,092	31,296
Net income	27,210	25,804	83,072	87,362
Noncontrolling interests, net of taxes	263	2,608	1,208	4,186
Net income attributable to Chart Industries, Inc.	$26,947	$23,196	$81,864	$83,176
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.89	$0.76	$2.69	$2.75
Diluted	$0.88	$0.71	$2.67	$2.60
Weighted average number of common shares outstanding:
Basic	30,403	30,290	30,384	30,209
Diluted	30,634	32,583	30,666	31,931
_______________

(1)
Includes recovery of $5,003 reducing cost of sales for the three and twelve months ended December 31, 2014 from an escrow settlement for alleged breaches of representations and warranties relating to warranty costs (which are in excess of the settlement amount) for certain product lines acquired from AirSep Corporation (“AirSep”) in 2012.

(2)
Includes depreciation expense of $7,100 and $5,557 for the three months ended December 31, 2014 and 2013, respectively, and $25,231 and $21,159 for the twelve months ended December 31, 2014 and 2013, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net Cash Provided By Operating Activities	$52,612	$40,230	$118,717	$59,663
Investing Activities
Capital expenditures	(19,249)	(21,776)	(62,135)	(72,585)
Proceeds from sale of assets	(99)	505	1,593	569
Acquisition of business, net of cash acquired	—	—	(11,943)	(2,965)
Net Cash Used In Investing Activities	(19,348)	(21,271)	(72,485)	(74,981)
Financing Activities
Borrowings on revolving credit facilities	80,935	41,073	88,819	214,623
Repayments on revolving credit facilities	(83,910)	(74,621)	(87,162)	(211,403)
Payments on long-term debt	(65,624)	(937)	(68,437)	(3,750)
Payments for debt issuance costs	(1,321)	—	(1,321)	—
Payment of contingent consideration	—	—	(741)	—
Proceeds from exercise of stock options	57	50	763	5,335
Excess tax benefit from share-based compensation	106	1,178	1,859	6,673
Common stock repurchases	(41)	(23)	(3,367)	(2,002)
Dividend distribution to noncontrolling interest	—	—	(1,206)	(1,369)
Net Cash (Used In) Provided By Financing Activities	(69,798)	(33,280)	(70,793)	8,107
Effect of exchange rate changes on cash	(232)	(162)	(9,128)	3,058
Net decrease in cash and cash equivalents	(36,766)	(14,483)	(33,689)	(4,153)
Cash and cash equivalents at beginning of period	140,422	151,828	137,345	141,498
Cash and Cash Equivalents At End of Period	$103,656	$137,345	$103,656	$137,345

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2014	December 31, 2013

ASSETS
Cash and cash equivalents	$103,656	$137,345
Other current assets	500,948	512,098
Property, plant and equipment, net	257,645	224,205
Goodwill	405,522	398,905
Identifiable intangible assets, net	153,666	172,142
Other assets, net	40,626	16,935
TOTAL ASSETS	$1,462,063	$1,461,630

LIABILITIES AND EQUITY
Current liabilities (1)	$287,759	$499,304
Long-term debt	204,099	64,688
Other long-term liabilities	83,125	79,055
Convertible notes conversion feature (1)	—	56,563
Equity	887,080	762,020
TOTAL LIABILITIES AND EQUITY	$1,462,063	$1,461,630
_______________

(1)
As a result of meeting one of the events for early conversion as defined in the Indenture for our $250,000 convertible notes, the liability component was classified as a current liability, and a portion of the equity component was classified as temporary equity representing the convertible notes debt conversion feature in our Condensed Consolidated Balance Sheet as of December 31, 2013. Since the events for early conversion were not met at the end of the fourth quarter of 2014, the liability component of the Notes was classified as long-term debt, and the temporary equity was classified as permanent equity in our Condensed Consolidated Balance Sheet as of December 31, 2014.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Sales
Energy & Chemicals	$110,159	$78,947	$388,018	$318,510
Distribution & Storage	159,976	163,832	578,806	592,616
BioMedical	55,926	60,988	226,128	266,312
Total	$326,061	$303,767	$1,192,952	$1,177,438
Gross Profit
Energy & Chemicals	$33,253	$23,646	$113,932	$89,125
Distribution & Storage	39,524	47,164	162,191	168,505
BioMedical (1)	24,117	23,012	81,731	94,093
Total	$96,894	$93,822	$357,854	$351,723
Gross Profit Margin
Energy & Chemicals	30.2%	30.0%	29.4%	28.0%
Distribution & Storage	24.7%	28.8%	28.0%	28.4%
BioMedical	43.1%	37.7%	36.1%	35.3%
Total	29.7%	30.9%	30.0%	29.9%
Operating Income (Loss)
Energy & Chemicals	$24,023	$17,445	$79,665	$59,671
Distribution & Storage	20,899	28,541	85,213	93,560
BioMedical	9,915	7,564	25,694	33,039
Corporate	(13,225)	(13,769)	(52,415)	(50,273)
Total	$41,612	$39,781	$138,157	$135,997
_______________

(1)
Includes recovery of $5,003 increasing gross profit for the three and twelve months ended December 31, 2014 from an escrow settlement for alleged breaches of representations and warranties relating to warranty costs (which are in excess of the settlement amount) for certain product lines acquired from AirSep in 2012.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
Orders
Energy & Chemicals (1)	$70,897	$146,839	$339,357	$294,921
Distribution & Storage (2)	96,002	156,687	558,555	719,589
BioMedical	51,638	50,826	218,125	256,073
Total	$218,537	$354,352	$1,116,037	$1,270,583
Backlog
Energy & Chemicals	$294,204	$333,372	$294,204	$342,466
Distribution & Storage (2)	328,350	397,333	328,350	363,480
BioMedical	17,509	21,076	17,509	22,890
Total	$640,063	$751,781	$640,063	$728,836
_______________

(1)
Third quarter E&C segment orders included previously announced orders which totaled in excess of $80,000 for floating LNG equipment, a small to mid-scale LNG liquefaction plant and a petrochemical plant.

(2)
Fourth quarter D&S segment orders and backlog were reduced by a $33,200 adjustment related to orders previously received in China where regulatory changes modified the order or other circumstances indicate the customer would not fulfill their obligation.